Exhibit 99.1

50 Main Street
White Plains, New York 10606

NEWS
FOR IMMEDIATE RELEASE

Contact:
Investors: Fred Buonocore, K&F Industries
914/448-2701
Media: Abby Aylman Cohen, Financial Dynamics
212/850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RECORD SALES FOR 2005

- Record full year revenues reach $385 million, up 9% -

- Fourth quarter revenues increase 10% to $106 million -

- Fourth quarter reported EPS of $0.41 per diluted share -

White Plains, NY – February 13, 2005 – K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the fourth quarter and full year ended December 31, 2005.

“We are very proud of our accomplishments in the fourth quarter and the full year 2005,” stated Kenneth M. Schwartz, president and CEO of K & F Industries.  “Today’s results reflect the power of our broad portfolio of nearly 26,000 aircraft serviced by our products and our ability to deliver strong performance through diversification and balance.  Expanding market penetration in our regional jet and business jet segments, coupled with strong growth in our military business drove revenues to record levels for the year.  Both of our operating divisions, Aircraft Braking Systems Corporation (ABSC) and Engineered Fabrics Corporation (EFC) posted excellent results for the fourth quarter and the year.  We were able to achieve these results while enhancing our financial position, generating strong free cash flow and reducing our long-term debt levels by $24 million during the year.”

Results for Fourth Quarter 2005 Compared with Fourth Quarter 2004

•                  Sales in the fourth quarter grew by $10 million, or 10% to $106 million driven by 9% growth at ABSC and 15% growth at EFC

•                  Adjusted EBITDA increased $1 million to $41 million, or 39% of revenues

•                  Net income available to common stockholders was $17 million, or $0.41 per diluted share

•                  Fourth quarter consolidated market sector revenue performance is as follows:

•                  Military revenues increased 29% to $38 million driven by strong sales across all of K & F’s product lines

•                  General Aviation sales of $19 million were up 14% on strong sales of wheels, brakes and braking systems to business jet operators

•                  Commercial transport sales declined $1 million to $48 million as retirement of some mature aircraft was offset by growth in the shipment of wheel and brake parts for 70- and 90-passenger regional jets

•                  Cash on hand increased $13 million during the quarter to end the year at $35 million

See the attached tables for a reconciliation of Adjusted EBITDA to net income for the full year and fourth quarters of 2005 and 2004.

Fourth Quarter Highlights

Aircraft Braking Systems Lands Key Business Jet Agreements

•                  ABSC was awarded two multi-year contracts to provide wheels and brakes for new business jet programs with a major aircraft manufacturer.  One of the planes will utilize K & F’s lightweight carbon brakes while the other will benefit from a newly designed innovation in high-performance steel brakes.  Both aircraft are scheduled to enter service in 2007.  The combined revenue from the two agreements is estimated to be approximately $115 million over the life of the aircraft programs.

•                  ABSC was also selected to provide the brake control and antiskid systems, along with wheels and carbon brakes, for a newly developed light jet.  This unique new aircraft is designed to combine the performance and passenger comfort of a light business jet and the operational versatility of a turboprop, creating a new class of “Utility Jet” aircraft.  Future revenue to K & F from the multi-year arrangement is estimated to be $50 million.

Engineered Fabrics Corporation Wins Major Military Contract

•                  The United States Department of Defense (DoD) selected EFC to supply fuel tanks for the C-130 troop and cargo transport aircraft.  The five-year agreement to deliver flexible bladder fuel tanks to the Warner Robins Air Logistics Center is expected to generate an estimated $11 million in sales for K & F over the life of the agreement.  Initial orders have been delivered over the last several weeks.

New Carbon Manufacturing Facility in Kentucky

•                  Construction of the company’s second carbon manufacturing facility is progressing on schedule.  The Danville, Kentucky facility will house ABSC’s next-generation NuCarb® production, and meet the growing demand for this state-of-the-art material from its newest aircraft programs, including the Embraer ERJ 170, 175, 190 and 195 regional jets and the Dassault F-7X business jet.  The 60,000 square foot facility, which began construction in October 2005, should begin production in June of this year, with the first NuCarb® shipping in the fourth quarter 2006.

Results for 12 Months ended December 31, 2005 Compared with the 12 Months ended December 31, 2004

•                  Sales grew to a record $385 million as both ABSC and EFC revenues grew 9%

•                  Consolidated sector revenues for the full year are as follows:

• General Aviation revenues grew 15% to $73 million

• Military revenues rose 14% to $112 million

• Commercial Transport revenues reached $200 million on a 4% increase

•                  Adjusted EBITDA increased $4 million to $147 million

•                  Net income available to common stockholders was $20 million, or $0.77 per diluted share on a GAAP basis

•                  Excluding the nonrecurring charges discussed below, and reflecting a normalized long-term tax rate of 33% (rather than 17% resulting from the utilization of net operating loss carryovers and other credits in 2005), net income and EPS would have increased by $16 million and $0.34, respectively

K & F Industries Holdings Inc. is the parent of K & F Industries, which was acquired in November 2004 by an affiliate of Aurora Capital Group and co-investors in exchange for approximately $1.06 billion in cash and a note for $14.7 million payable to the previous equity holders of K & F Industries.  The acquisition was financed with $795 million of debt and over $300 million of equity.

As a result of the acquisition and our initial public offering, results for full year 2005 include a number of items that will not occur in future periods as follows:

•                  A $12 million non-recurring purchase accounting inventory charge

•                  A $6 million charge for management services fees primarily related to the non-recurring one-time payment of fees in connection with the amendment and restatement of the company’s management services agreement with Aurora Management Partners

•                  $15 million in interest expense related to the company’s 11 1/2% Senior PIK Notes and 15% Senior Redeemable Preferred Stock, both of which were retired during 2005

•                  Preferred Stock Dividends of $9 million related to the company’s 10% Junior Preferred Stock, which was redeemed during 2005

See the attached tables for a reconciliation of Adjusted EBITDA to net income for the 2005 and 2004 full year periods.

Regarding K & F’s future outlook, Mr. Schwartz stated, “With our broad portfolio of aircraft and a good balance between the commercial, general aviation and military markets, K & F Industries is positioned well for growth in 2006 as the markets we serve continue to evolve.  Within the commercial aircraft market, we are ideally situated to leverage the ongoing shift from older platforms to 70- to 90-seat regional aircraft.  At the same time, we expect EFC to continue to perform well, as demand remains strong for these products.  While we see solid opportunities for growth, we are also focused on managing our sales mix to optimize profitability, which, when combined with our productivity and cost initiatives, will enable us to continue to deliver strong profit growth.  As a result, we are fortunate to have the financial flexibility to invest our free cash flow into new business opportunities and continue to deleverage our balance sheet to support the consistent growth of revenues and earnings at K & F over the long-term.”

2006 Guidance

Based on current market conditions, the company expects its 2006 financial performance to be as follows:

•                  Revenues for the year are expected to increase in the range of 4% to 6% to between $400 million and $408 million

•                  Adjusted EBITDA is expected to increase by 7% to 10% to between $158 million and $161 million

•                  The Company expects diluted earnings per share to be between $1.22 and $1.27

•                  Free cash flow, after all scheduled debt service and growth investments, is expected to be approximately $40 million

Conference Call

K & F Industries Holdings, Inc. quarterly conference call, hosted by president and CEO, Kenneth M. Schwartz will begin at 11 a.m. ET today.  To participate, please dial (719) 457-2727 approximately 15 minutes prior to the scheduled start of the call.  A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on February 19, by dialing (719) 457-0820, access code: 9416576.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com.  Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.  An archive of the webcast will be accessible at the site through March 13, 2006.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except earnings per share)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004		2005		2004
		(Combined)				(Combined)
Sales	$105,648	$95,819		$384,630		$353,316
Cost of Sales	55,596	59,675	(1),(2)	215,710	(1)	207,538	(1),(2)
Gross Profit	50,052	36,144		168,920		145,778
Independent Research and Development	4,484	3,592		15,974		13,818
Selling, General and Administrative Expenses	9,861	8,805		37,621	(3)	32,169
Amortization of Intangible Assets	1,710	2,084		10,753		5,636
Acquisition Transaction Expenses	—	106,883		—		106,883
Operating Income (Loss)	33,997	(85,220)		104,572		(12,728)
Interest and Investment Income	297	165		951		558
Interest Expense	14,333	13,454		70,461		43,042
Income Before Income Taxes	19,961	(98,509)		35,062		(55,212)
Income Tax (Provision) Benefit	(3,348)	36,591		(6,028)		25,944
Net Income (Loss)	16,613	$(61,918)		29,034		$(29,268)
Preferred Stock Dividends	—			(8,931)
Net Income Available To Common Stockholders	$16,613			$20,103
Basic Earnings Per Share	$.42			$.79
Weighted Average Common shares	39,586			25,439
Diluted Earnings Per Share	$.41			$.77
Diluted Weighted Average Common Shares	40,343			26,215

The actual amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).  Results for the 12 months ended December 31, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transaction: and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of the lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The periods prior to the November 2004 acquisition reflect the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

(1)                                  Included in Cost of Sales for the twelve months ended December 31, 2005 is a non-recurring inventory purchase accounting charge of $12,084.  Included in Cost of Sales for the three and twelve months ended December 31, 2004 is a non-recurring inventory purchase accounting charge of $6,748.

(2)                                  Included in Cost of Sales for the three and twelve months ended December 31, 2004 is a charge of $4,526 and $21,850, respectively related to program participation costs that would be capitalized under our current accounting policy for such costs.

(3)                                  Included in selling, general and administrative expenses for the twelve months ended December 31, 2005 is $6 million in the 2005 full-year period primarily related to the amendment and restatement of the company’s management services agreement with Aurora Management Partners LLC.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
		(Combined)		(Combined)
Capital Expenditures	$6,512	$2,641	$12,826	$4,712
Bookings	108,192	117,346	389,159	375,981
Backlog			157,764	153,235
Cash and Cash Equivalents			34,816	15,009
Total Debt			766,577	790,577
Shareholders’ Equity			349,857	222,288

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND NON-RECURRING

CHARGES

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
		(Combined)		(Combined)
Adjusted EBITDA	$41,055	$39,785	$147,188	$142,796
Less Adjustments:
Non-recurring Management Services Agreement Termination Fee	—	—	5,000	—
Inventory Purchase Accounting Charge	—	6,748	12,084	6,748
Non-recurring Acquisition Transaction Expenses	—	106,883	—	106,883
Program Participation Costs Previously Expensed	—	4,526	—	21,850
Non-Recurring Salary and Benefit Expense	—	2,345	—	9,016
Non-Recurring Non-Cash Income	—	—	—	(2,350)
EBITDA	41,055	(80,717)	130,104	649
Less:
Depreciation and Amortization	7,058	4,503	25,532	13,377
Operating Income (Loss)	33,997	(85,220)	104,572	(12,728)
Less:
Interest Expense, net	14,036	13,289	69,510	42,484
Income Tax Provision (Benefit)	3,348	(36,591)	6,028	(25,944)

Net Income	$16,613	$(61,918)	$29,034	$(29,268)

The actual amounts for the year ended December 31, 2004 represent a combination of the results for the Predecessor period (January 1, 2004 through November 17, 2004) and the period subsequent to the Acquisition (November 18, 2004 through December 31, 2004).  Results for the 12 months ended December 31, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transaction: and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The period prior to the November 2004 acquisition reflects the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

EBITDA represents net income before interest expense, income tax provision and depreciation and amortization.  Adjusted EBITDA is EBITDA as further adjusted to exclude non-recurring inventory purchase accounting adjustments, non-recurring salary and benefit expense and non-recurring non-cash income and non-recurring charges. These definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.  Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States.  We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States.  A reconciliation of EBITDA and adjusted EBITDA is presented above.

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